Blue Rhino Corporation 104 Cambridge Plaza Drive Winston-Salem, NC 27104 (336) 659-6900

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 21, 2002

For Further Information:
Mark Castaneda
Chief Financial Officer
(336) 659-6755

BLUE RHINO COMPLETES NEW $60 MILLION CREDIT FACILITY

WINSTON-SALEM, N.C., NOVEMBER 21, 2002—Blue Rhino Corporation (Nasdaq: RINO), a leading national provider of branded propane cylinder exchange and complementary propane-fueled products, today announced it has completed the syndication of a new and expanded $60 million secured loan facility at reduced interest rates with a term through November 2005. This new facility replaces the existing $41.5 million facility that would have expired on August 1, 2003.

Five lending institutions participated in the facility, including Bank of America, N. A., which also served as Administrative Agent, with Banc of America Securities LLC serving as Sole Lead Arranger and Sole Book Manager. Wachovia National Association served as Syndication Agent. Other participating banks include LaSalle Bank National Association, RBC Centura Bank, and SunTrust Bank.

The new bank facility consists of a $45 million revolving loan and a $15 million term loan, both for general corporate purposes. As compared to the company’s current facility, the new facility extends expiration to November 2005 from August 2003 and reduces the interest rate to LIBOR plus 275 basis points from LIBOR plus 300 basis points. It also includes a matrix for future interest rate adjustments based on the company’s leverage ratios.

“The new bank facility illustrates the confidence lending institutions have in our future business and reflects improvement in our credit quality driven by our operating results,” said Mark Castaneda, chief financial officer. “The facility, which was increased due to strong demand from the lenders by $10 million from the $50 million facility that we originally were seeking, should continue to reduce our interest costs while providing more flexibility to execute our growth plan.”

About Blue Rhino

Blue Rhino is a leading national provider of branded propane cylinder exchange and complementary propane-fueled products to consumers. Blue Rhino cylinder exchange is offered at leading home center/hardware, mass merchants, grocery and convenience stores, with branded cylinder displays at more than 26,000 retail locations in 48 states plus Puerto Rico. Cylinders are delivered to retailers through a national network of 45 distributors. The company’s propane-fueled products segment is focused on appliances such as grills and patio heaters that use cylinders as their fuel source. These products are sold through many of the same retailers that offer its branded cylinder exchange service. The company’s stock

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Blue Rhino Corporation
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is quoted on The Nasdaq National Market under the symbol RINO. For further information regarding Blue Rhino, visit the Blue Rhino website at www.bluerhino.com

This press release contains forward-looking statements relating to the company’s plans, objectives and estimates. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. The company’s business is subject to numerous risks and uncertainties which are detailed in the company’s most recent Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results and experience to differ materially from those expressed or implied by any of these forward-looking statements. To the extent permitted by applicable law, the company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this press release that may affect the accuracy of any forward-looking statement.